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Exhibit 99.1

PRESS RELEASE
Source: MicroIslet, Inc.

MICROISLET COMPLETES A $1 MILLION PRIVATE PLACEMENT

Friday November 16, 8:30 am ET

SAN DIEGO, November 16, 2007 -- MicroIslet, Inc. (OTC BB:MIIS.OB - News), is a biotechnology company engaged in the development and commercialization of encapsulated islet cells for transplantation therapy in people with insulin-dependent diabetes. The Company announced today that it has entered into an agreement for the sale of common stock to a private trust for gross proceeds of $1 million. Mr. Ronald Katz, the Chairman of MicroIslet, serves as co-trustee of such trust. The beneficiaries of the trust are not affiliated with Mr. Katz. The Company has agreed to sell an aggregate of approximately 2.35 million shares and to issue to the investor warrants to purchase an aggregate of approximately
1.3 million shares. The warrants have an exercise price of $0.60 per share and are exercisable for a period of 5 years commencing in one year. The Company expects to use the proceeds of the financing for working capital purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy securities of MicroIslet. These securities have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About MicroIslet:

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of proprietary and patented technologies in the field of transplantation therapy for people with conditions requiring cell-based replacement treatments, with a focus on type 1, or insulin-dependent, diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, along with its own proprietary developments, constitute methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet intends to continue its research and development efforts, and ultimately, to introduce products to the market.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING MICROISLET'S NEED TO RAISE SUBSTANTIAL ADDITIONAL FUNDS IN ORDER TO FUND ITS NEW STRATEGY AND CONTINUE AS A GOING CONCERN, THE RISKS AND UNCERTAINTIES INHERENT IN MEDICAL TREATMENT DISCOVERY, DEVELOPMENT AND COMMERCIALIZATION, THE RISKS AND



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UNCERTAINTIES ASSOCIATED WITH MICROISLET'S EARLY STAGE XENOTRANSPLANTATION
TECHNOLOGIES, THE RISKS AND UNCERTAINTIES OF GOVERNMENTAL APPROVALS AND REGULATION, INCLUDING FOREIGN GOVERNMENT APPROVALS FOR CLINICAL TRIALS OUTSIDE THE UNITED STATES, DEPENDENCE ON A SOLE SOURCE SUPPLIER OF ANIMAL PARTS AND A SOLE SOURCE MANUFACTURER OF ENCAPSULATED ISLETS FOR PRE-CLINICAL AND CLINICAL STUDIES, THE RISKS THAT MICROISLET'S COMPETITORS WILL DEVELOP OR MARKET TECHNOLOGIES OR PRODUCTS THAT ARE MORE EFFECTIVE OR COMMERCIALLY ATTRACTIVE THAN MICROISLET'S PRODUCTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN MICROISLET'S MOST RECENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. MICROISLET DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

Additional information about MicroIslet can be found at http://www.microislet.com.

CONTACT:
          MicroIslet, Inc.
          Michael J. Andrews, Chief Executive Officer
          (858) 657-0287